Exhibit 23.3

Consent of Hebei Meidong Law Firm

July 11, 2025

No. 26 Huai’an East Road, Chang’an District,

Shijiazhuang, PRC

To: NFT LIMITED. (the “Company”)

Office Q 11th Floor, Kings Wing Plaza 2,

No.1 Kwan Street, Sha Tin, New Territories

Hong Kong

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region and the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel for the Company, an exempted company incorporated under the laws of the Cayman Islands, in connection with the Company’s Registration Statement on Form F-3 (File No. 333-284912), including all amendments or supplements thereto, to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) on July 11, 2025

We hereby consent to the references of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Hebei Meidong Law Firm
Hebei Meidong Law Firm